As filed with the Securities and Exchange Commission on July 3, 1997


                              Registration No. 33-23321

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933                    / X /


        PRE-EFFECTIVE AMENDMENT NO.          /   /

        POST-EFFECTIVE AMENDMENT NO. 1      / X /

OPPENHEIMER GLOBAL FUND
(Exact Name of Registrant as Specified in Charter)

Two World Trade Center, New York, New York 10048-0203
(Address of Principal Executive Offices)

212-323-0200
(Registrant's Telephone Number)


Andrew J. Donohue, Esq.
Executive Vice President & General Counsel
OppenheimerFunds, Inc.
Two World Trade Center, New York, New York 10048-0203

(212) 323-0256
(Name and Address of Agent for Service)


No filing fee is due because the Registrant has previously registered an indefinite number of shares under Rule 24f-2; a Rule 24f-2 notice for the year ended September 30, 1996 was filed on November 27, 1996.

Pursuant to Rule 429, this Registration Statement relates to shares previously registered by the Registrant on Form N-1A (Reg.
No. 2-31661;  811-1810).

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following pages and documents:

Front Cover
Contents Page
Cross-Reference Sheet


Part A

Proxy Statement for Oppenheimer Global Emerging Growth Fund and Prospectus for Oppenheimer Global Fund

Part B

Statement of Additional Information


Part C

Other Information
Signatures
Exhibits

FORM N-14
OPPENHEIMER GLOBAL FUND
Cross Reference Sheet

Part A of
Form N-14
Item No.  Proxy Statement and Prospectus Heading
      and/or Title of Document
--------- --------------------------------------------------
1          (a)  Cross Reference Sheet
      (b)  Front Cover Page
      (c)  *
2          (a)  *
      (b)  Table of Contents
3          (a)  Comparative Fee Tables
      (b)  Synopsis
      (c)  Principal Risk Factors
4          (a)  Synopsis; Approval of the Reorganization;
                Comparison between Oppenheimer Global Fund and
                Oppenheimer Global Emerging Growth Fund;
                Miscellaneous
      (b)  Approval of the Reorganization - Capitalization
           Table
5 (a) Registrant's Prospectus; Comparison Between Oppenheimer Global Fund and Oppenheimer Global Emerging Growth Fund
      (b)  *
      (c)  *
      (d)  *
      (e)  Miscellaneous
      (f)  Miscellaneous
6 (a) Prospectus of Oppenheimer Global Emerging Growth Fund; Annual Report of Oppenheimer Global Emerging Growth Fund; Comparison Between Oppenheimer Global Fund and Oppenheimer Global Emerging Growth Fund
      (b)  Miscellaneous
      (c)  *
      (d)  *
7          (a)  Synopsis; Information Concerning the Meeting
      (b)  *
      (c)  Synopsis; Information Concerning the Meeting
8          (a)  Proxy Statement
      (b)  *
9               *

Part B of
Form N-14
Item No.   Statement of Additional Information Heading
--------- -------------------------------------------
10         Cover Page
11         Table of Contents
12    (a)  Registrant's Statement of Additional Information
 (b)  *
 (c)  *
13    (a)  Statement of Additional Information about Global
           Emerging Growth Fund
 (b)  *
 (c)  *
14         Registrant's Statement of Additional Information;
           Statement of Additional Information about Oppenheimer Global Emerging Growth Fund; Annual Report of Oppenheimer Global Emerging Growth Fund at 9/30/96; Registrant's Annual Report at 9/30/96


Part C of
Form N-14
Item No.   Other Information Heading
--------- -------------------------
15         Indemnification
16         Exhibits
17         Undertakings

_______________
* Not Applicable or negative answer

                        INCORPORATION BY REFERENCE

The following documents are hereby incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of Oppenheimer Global Fund:

Part A:    Proxy Statement for Oppenheimer Global Emerging Growth
Fund, and Prospectus for Oppenheimer Global Fund - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer Global Fund dated 4/14/97.

 -    Prospectus of Oppenheimer Global Fund dated January 7,
1997, as supplemented January 7, 1997 - Incorporated herein by reference to Registration Statement on Form N-14 of Oppenheimer
Global Fund dated 4/14/97.

Part B:    Statement of Additional Information of Oppenheimer Global
Fund dated January 7, 1997 - Incorporated herein by reference to
Registration Statement on Form N-14 of Oppenheimer Global Fund dated 4/14/97.

                          OPPENHEIMER GLOBAL FUND

                                 FORM N-14

                                  PART C

                             OTHER INFORMATION


Item 15.   Indemnification

 Reference is made to Article IV of Registrant's Declaration of Trust filed as Exhibit 24(b)(1) to Registrant's Registration
Statement and incorporated herein by reference.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.   Exhibits

(1)  Amended and Restated Declaration of Trust dated as of August
1, 1995: Previously filed with Registrant's Post-Effective
Amendment No. 65, 7/27/95, and incorporated herein by reference.

(2)   By-Laws (amended as of 8/6/87): Previously filed with
Registrant's Post-Effective Amendment No. 63, 12/1/94 and incorporated herein by reference.

(3)   Not applicable.

(4) Agreement and Plan of Reorganization: See Exhibit A to Part A of this Registration Statement

(5)   (i)Specimen Share Certificate for Registrant's Class A Shares:
Previously filed with Registrant's Post-Effective Amendment
No. 68, 1/7/97, and incorporated herein by reference.


     (ii) Specimen Share Certificate for Registrant's Class B
Shares: Previously filed with Registrant's Post-Effective Amendment No. 68, 1/7/97, and incorporated herein by reference.

     (iii) Specimen Share Certificate for Registrant's Class C
Shares: Previously filed with Registrant's Post-Effective Amendment No. 68, 1/7/97, and incorporated herein by reference.

(6) Investment Advisory Agreement dated as of 6/27/94: Previously filed with Registrant's Post-Effective Amendment No. 63, 12/1/94, and incorporated herein by reference.

(7)   (i)   General Distributor's Agreement dated December 10,
1992: Previously filed with Post-Effective Amendment No. 59 to Registrant's Registration Statement, 1/29/93, refiled with Registrant's Post-Effective Amendment No. 63, 12/1/94, pursuant to
Item 102 of Regulation S-T, and incorporated herein by reference.

      (ii)  Form of Oppenheimer Funds Distributor, Inc. Dealer
Agreement: Filed with Post-Effective Amendment No. 14 to the
Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

     (iii)  Form of Oppenheimer Funds Distributor, Inc. Broker
Agreement: Filed with Post-Effective Amendment No. 14 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

      (iv)  Form of Oppenheimer Funds Distributor, Inc. Agency
Agreement: Filed with Post-Effective Amendment No. 14 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), 9/30/94, and incorporated herein by reference.

      (v) Broker Agreement between Oppenheimer Fund Management, Inc. and Newbridge Securities dated 10/1/86: Filed with Post-Effective Amendment No. 25 to Oppenheimer Growth Fund's Registration Statement (Reg. No. 2-45272), 11/1/86, refiled with Post-Effective Amendment No. 45 to Oppenheimer Growth Fund's Registration Statement (Reg. No. 2-45272), 8/22/94, pursuant to
Item 102 of Regulation S-T, and incorporated herein by reference.

(8)   Not Applicable.

(9) Amended and Restated Custody Agreement dated 11/12/92 between Registrant and The Bank of New York: Filed with Registrant's Post-Effective Amendment No. 59, 1/29/93, refiled with Registrant's Post-Effective Amendment No. 63, 12/1/94, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(10)  (i)   Class A Service Plan and Agreement dated June 10, 1993,
pursuant to Rule 12b-1 under the Investment Company Act:
Previously filed with Post-Effective Amendment No. 60 to
Registrant's Registration Statement, 11/24/93, and incorporated herein by reference.

      (ii) Class B Distribution and Service Plan and Agreement dated February 10, 1994: Previously filed with Post-Effective Amendment No. 63 to Registrant's Registration Statement, 12/1/94, pursuant to Rule 12b-1 under the Investment Company Act, and incorporated herein by reference.

      (iii) Class C Distribution and Service Plan: Previously filed with Registrant's Post-Effective Amendment No. 66, 9/29/95, pursuant to Rule 12b-1 under the Investment Company Act, and incorporated herein by reference.

(11) Opinion and Consent of Counsel dated 3/2/87: Previously filed with Post-Effective Amendment No. 52 to Registrant's Registration Statement, 1/27/89, refiled with Post-Effective Amendment No. 63 of Registrant's Registration Statement, 12/1/94, pursuant to Item 102 of Regulation S-T, and incorporated herein by reference.

(12) Tax Opinion and Consent Relating to the Reorganization: Filed herewith.

(13)  Not applicable.

(14)  Consent of KPMG Peat Marwick LLP:  Previously filed with
Registrant's Registration Statement on Form N-14, 4/14/97, and incorporated herein by reference.

(15)  Not applicable.

(16) Powers of Attorney signed by Registrant's Trustees and
Certified Board Resolutions: Previously filed with Post-Effective
Amendment No. 60 to Registrant's Registration Statement, 11/24/93, and incorporated herein by reference.

 Power of Attorney for Bridget A. Macaskill, Trustee: Filed with Registrant's Post-Effective Amendment No. 67, 1/24/96, and incorporated herein by reference.

(17)(i)  Declaration of Registrant's Predecessor under Rule 24f-2:
Previously filed with Registrant's Registration Statement on Form
N-14, 4/14/97, and incorporated herein by reference.

    (ii) (a) Financial Data Schedules of Registrant: Previously filed with Registrant's Registration Statement on Form N-14,
4/14/97, and incorporated herein by reference.

      (b) Financial Data Schedules of Global Emerging Growth
Fund: Previously filed with Registrant's Registration Statement on Form N-14, 4/14/97, and incorporated herein by reference.

        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and/or the Investment Company Act of 1940, the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 30th day of June, 1997.


                OPPENHEIMER GLOBAL FUND



           BY:  /s/ Bridget A. Macaskill*
                -------------------------
                Bridget A. Macaskill, President


As required by the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated:


Signatures                Title                    Date
_______________           ______                   ____________

/s/ Leon Levy                                      Chairman of the     June 30, 1997
Leon Levy*                Board of Trustees



/s/ George Bowen                                   Chief Financial     June 30, 1997
George Bowen*             and Accounting
                          Officer and Treasurer


/s/ Bridget A. Macaskill                           Principal Executive June 30, 1997
Bridget A. Macaskill*     Officer, President
                          and Trustee



/s/ Robert G. Galli                                Trustee        June 30, 1997
Robert G. Galli*


/s/ Benjamin Lipstein                              Trustee        June 30, 1997
Benjamin Lipstein*


/s/ Elizabeth B. Lipstein                          Trustee        June 30, 1997
Elizabeth B. Moynihan*


/s/ Kenneth A. Randall                             Trustee        June 30, 1997
Kenneth A. Randall*


/s/ Edward V. Regan                                Trustee        June 30, 1997
Edward V. Regan*



/s/ Russell S. Reynolds                            Trustee        June 30, 1997
Russell S. Reynolds, Jr.*


/s/ Donald W. Spiro                                Trustee        June 30, 1997
Donald W. Spiro*


/s/ Pauline Trigere                                Trustee        June 30, 1997
Pauline Trigere*


/s/ Clayton K. Yeutter                             Trustee        June 30, 1997
Clayton K. Yeutter*


*By:
    /s/ Robert G. Zack
    Robert G. Zack, Attorney-in-Fact

                          OPPENHEIMER GLOBAL FUND


                             Index to Exhibits
                          -----------------

Exhibit No.               Description
-----------               -----------
16(12)              Tax Opinion and Consent Relating to the
                    Reorganization













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